Press Release

Israel Technology Acquisition Corp.
Announces New Record Date For Special Meeting
April 4, 2007

NEW YORK -- (BUSINESS WIRE) - Israel Technology Acquisition Corp. (OTCBB: ISLTU; OTCBB: ISLT; OTCBB: ISLTW; “ITAC”) announced today that stockholders of record as of April 9, 2007 (“Record Date”) will be invited to attend ITAC’s special meeting of stockholders and vote on five proposals, including (i) the approval of the Agreement and Plan of Merger, dated February 28, 2006, as amended, among ITAC, ITAC Acquisition Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of ITAC, and IXI Mobile, Inc., a Delaware corporation (“IXI”), pursuant to which IXI will be acquired by ITAC, (ii) the approval of the amendment to ITAC’s certificate of incorporation to change the name of ITAC from “Israel Technology Acquisition Corp.” to “IXI Mobile, Inc.,” (iii) the approval of an amendment to ITAC’s certificate of incorporation to increase its authorized capitalization, (iv) the approval of an amendment to ITAC’s certificate of incorporation to remove those provisions that will no longer be operative upon consummation of the merger, and (v) to elect seven directors to ITAC’s board of directors. The new Record Date replaces the previously announced record date of February 5, 2007. The Company anticipates holding the special meeting of stockholders in May 2007.

Stockholders who have questions concerning the proposed merger or any other aspect of the special meeting should contact Israel Frieder, ITAC’s Chief Executive Officer, at 972-3-532-5918.

About IXI

IXI was organized as a corporation under the laws of the State of Delaware on July 5, 2000 under the name Ovdat, Inc. IXI delivers devices and services designed to improve mobile communications and increase mobile data usage. Its Ogo™ devices are designed to deliver popular messaging applications, such as instant messaging, email, news, web-browsing and SMS on optimized devices. IXI markets its solutions to mobile operators and Internet service providers worldwide. IXI products can be tailored to meet operator requirements, both hardware and software needs, providing a platform for future revenues. IXI also provides hosted services to mobile operators and Internet service providers worldwide, including all necessary gateways and backend servers, and related support services.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of ITAC and does not constitute an offer of any securities of ITAC for sale. Any solicitation of proxies will be made only by the definitive proxy statement of ITAC that will be mailed to all stockholders. In connection with the proposed merger, ITAC has filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT THAT WILL BE MAILED TO ALL STOCKHOLDERS OF RECORD BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by ITAC at the Securities and Exchange Commission’s web site at www.sec.gov.

Contacts

Israel Technology Acquisition Corp.
Israel Frieder, 972-3-532-5918
Chief Executive Officer